                            ASSETS PURCHASE AGREEMENT

This Assets Purchase Agreement (the "AGREEMENT") is by and among Diversified Corporate Resources, Inc., a Texas corporation ("DCRI"), Train International, Inc., a Texas corporation doing business as Train USA ("TRAIN"), JCAP, Inc., a Texas corporation ("JCAP") and Christine L. Ploof ("Ploof"). DCRI and Train are sometimes collectively herein called "SELLER."

         In order to clarify the purposes and intent of this Agreement, DCRI, Train and JCAP acknowledge the following:

         A. DCRI owns all of the issued and outstanding shares of capital stock of Train.

         B. Train is engaged in the business of providing computer training services (the "BUSINESS"), but now intends to terminate the Business.

         C. JCAP desires to offer computer training services to any and all current and former Train clients as well as to other Clients (all of the Train clients and other clients are herein collectively referred to as the "Training Clients").

         D. On or about June 1, 1998, DCRI and JCAP entered into an Asset Purchase Agreement (the "DCRI AGREEMENT").

         E. On or about June 1, 1998, Train and Ploof entered into an EMPLOYMENT AGREEMENT (herein so called).

         F. As the sole shareholder of Train, DCRI is receiving a direct and material benefit from the transactions contemplated by this Agreement.

         G. The parties desire to enter into this Agreement for the purpose of documenting the subject matters herein set forth.

         NOW, THEREFORE, in consideration of the foregoing recitals as well as the mutual covenants contained in, and the benefits to be derived by, this Agreement, and intending to be legally bound, the parties hereto agree as follows:

                          ARTICLE 1: PURCHASE AND SALE

1.01     PURCHASE AND SALE.

         (a) Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, and deliver the Assets (as defined below) to JCAP, and JCAP agrees to purchase the Assets (as defined below) and pay Train the consideration as herein set forth.

         (b)  As used in this Agreement, "ASSETS" means the following:

              (1) The right to do business with any or all of the former or current clients of Train.

              (2) The courseware, furniture, fixtures, and equipment listed on the attached Schedule A.

              (3) All Seller's right, title and interest in and to the name "TrainUSA", all Seller's right, title and interest in and to the trademarks, trademark registrations, tradenames and registered user, and all other rights relating to "TrainUSA".

         (c) Each of the parties acknowledge and agree that (i) the Assets do not include all of the furniture, fixtures and equipment of Seller, (ii) Seller is making no representation or warranty as to the quality or condition of the Train Client Contracts or the Assets, and (iii) JCAP shall have the right, but not the obligation, to purchase at Seller's cost such inventory as Train


ASSETS PURCHASE AGREEMENT              1
has on the Effective Date.

         (d) Subsequent to the Effective Date (as herein defined), JCAP shall have the right to use two of the Company's licenses (the "Oak Tree System Licenses") with respect to Trainingforce.com learning management system so long as (i) JCAP shall pay to the Company each month, on or before the 15th day of such month, commencing April 15, 2001, an amount equal to one-third of the monthly cost of two Oak Tree System Licenses (the parties acknowledge that the JCAP's cost for both of these licenses at the current time is $426.33 per month), and (ii) the Company shall continue to have the Oak tree System Licenses and the right to allow JCAP to use such licenses. Either party may terminate this sub-licensing arrangement by giving the other party written notice of termination at least thirty (30) days in advance of the termination date set forth in such notice.

         (e) Subsequent to the Effective Date (as herein defined), JCAP shall have the right to lease from Train all or any part of the furniture, fixtures and equipment which is owned by Train and which is not included as part of the Assets (herein referred to as the "Leased Equipment"), for a term and a lease cost mutually agreed upon by the parties in advance of any usage of the Leased Equipment by JCAP. Train and JCAP shall have the right to terminate, in whole or in part, JCAP's right to use or lease such part of the Leased Equipment which is not subject to a written agreement between the parties setting forth the lease term and cost. Any such termination must be evidenced by written notice from the terminating party to the other party.

1.02 TRANSFER DOCUMENTS. The sale, transfer, and conveyance of the Assets to JCAP shall be evidenced by the following:

         (a) A Bill of Sale (the "BILL OF SALE"), which shall be dated as of the Effective Date (as defined below).

         (b) Such assignments and other documents as JCAP may reasonably request, on and after the Effective Date, in order more effectively to sell, transfer and convey the Assets to JCAP and to carry out the transactions contemplated by this Agreement.

1.03 EFFECTIVE DATE. The effective date of the transactions contemplated by this Agreement shall be as of February 1, 2001 (the "EFFECTIVE DATE").

                            ARTICLE 2: PURCHASE PRICE

2.01 PURCHASE PRICE. As the purchase price for the Assets (the "PURCHASE PRICE"), JCAP agrees as follows:

         (a) JCAP shall pay Seller a royalty (the "ROYALTY") equal to four and one-half percent (4 1/2%) of the Training Revenue (as defined) for the period February 1, 2001 through and including January 31, 2004. As used in this Agreement, "TRAINING REVENUE" for a given month means the gross revenues actually received by JCAP during that month for training services performed for the Training Clients, without deducting any amount for the expenses of JCAP. Direct billable expenses to a Training Client will not be included in calculating the Training Revenues.

         (b) JCAP does hereby assume and agree to pay all payments accruing after the Effective Date under the lease agreement identified in the attached Schedule B (the "ASSUMED LEASE").

2.02 PAYMENT. JCAP agrees to pay the Royalty on a monthly basis on or before the fifteenth (15th) day of the month in which Training Revenue is received. The first Royalty payment is due on or before April 15, 2001. All delinquent Royalty payments shall bear simple interest from the due date at the highest interest rate allowed by law; in no event shall said rate ever exceed eighteen percent (18%) per annum.

2.03     ACCOUNTING.


ASSETS PURCHASE AGREEMENT              2

         (a) JCAP agrees that each Royalty payment shall be accompanied by an accounting of the Training Revenues received for the reported month (the "ROYALTY REPORT") listed by date and name of each Training Client involved, together with a reasonable explanation of the Training Revenue involved.

         (b) DCRI shall have the right from time to time to audit each Royalty Report and JCAP's books and records relating to the reported Training Revenue. If an audit is requested, it will be conducted by DCRI or its designated representative at JCAP's office in Dallas, Texas during JCAP's normal business hours after written notice at least two (2) weeks in advance. JCAP agrees to cooperate with DCRI in connection with any such audit(s) and it agrees to provide to DCRI, upon request, information and documentation for the generation of Training Revenues.

         (c) DCRI agrees to pay the expenses of such audits, unless the audit reveals a Royalty underpayment of more than $5,000.00, in which event JCAP agrees to pay the reasonable cost of the audit. If the audit reveals a Royalty underpayment of any amount, JCAP agrees to pay DCRI the amount of the underpayment within thirty (30) days of the audit completion. If the audit reveals an overpayment of any amount, DCRI agrees to pay JCAP the amount of the overpayment within thirty (30) days of the audit completion.

                             ARTICLE 3: LIABILITIES

3.01 INDEMNIFICATION. Seller agrees to indemnify and hold JCAP harmless from any and all debts, liabilities or obligations of any nature whatever (absolute or contingent, liquidated or unliquidated) of DCRI and Train.

3.02 NON-ASSUMPTION. Except as expressly provided in this Agreement, JCAP does not assume or agree to pay or to be liable for any of DCRI or Train's debts, liabilities or obligations of any nature whatever (absolute or contingent, liquidated or unliquidated), including, without limitation, those relating to the ownership, management and operation of the Business, the Assets or otherwise. DCRI and Train shall remain solely responsible for all such debts, liabilities or obligations of every nature (absolute or contingent, liquidated or unliquidated) and they agree to indemnify and hold JCAP harmless therefrom. JCAP agrees not to pay any DCRI or Train debt, liability or obligation, which is not an Assumed Liability.

                        ARTICLE 4: POST-CLOSING COVENANTS

4.01 DALLAS TRAINING FACILITY. Seller agrees to rent, on a space availability basis, the training rooms at 12801 N. Central Expressway, Suite 500, Dallas, Texas 75243 (the "DALLAS TRAINING FACILITY") to JCAP. The rental rate for each of the training rooms within the Dallas Training Facility shall be a day rate of $300.00 or such other rate as the Seller and JCAP may from time to time agree. Seller and JCAP each has the right to terminate the Dallas Training Facility rental at any time with notice to the other party but without obligation to the other party in any manner except for accrued unpaid day rate rentals.

         On or before the last business day of each month, commencing in February 2001, JCAP shall provide Seller with a report reflecting (a) the number of days that JCAP used training rooms within the Dallas Training Facility during the month in which the report is required to be provided, and (b) the anticipated number of days that JCAP will use training rooms within the Dallas Training Facility during the month following the month in which such report is required to be provided. The rental owed by JCAP for use of training rooms in the Dallas Training Facility shall be paid on or before the last day of the month following the month in which the training room usage took place.

4.02 EZ ACCESS TRAINING. During the period commencing February 1, 2001, and ending January 31, 2004, JCAP agrees to provide EZ Access training to employees of DCRI and its subsidiaries on a day rate of $750.00 or such other rate as DCRI and JCAP may from time to time agree. The revenues from such training shall be excluded from the Training Revenue defined in paragraph 2.01 hereof.


ASSETS PURCHASE AGREEMENT              3

4.03 PREPAID TRAINING SERVICES. Train is obligated to Alliance Data Systems ("ADS") for prepaid training services not yet provided ADS (the "ADS Prepaid Services"), and may currently be obligated for prepaid services not yet provided to other former clients of Train (herein referred to as the "Other Prepaid Services"). During the period commencing February 1, 2001 and ending December 31, 2001, JCAP agrees to provide (on an economically reasonable basis) the ADS prepaid services to ADS, and the Other Prepaid Services to those former clients of Train which the parties hereto mutually agree upon after establishing a compensation agreement acceptable to both JCAP and DCRI. The parties agree that
(a) JCAP is to be paid $29,482.30 for providing all of the ADS Prepaid Services,
(b) JCAP is to be paid such amount as is mutually agreed upon by JCAP and Seller for providing the Other Prepaid Services, (c) Seller has prepaid $25,000.00 to JCAP with respect to the ADS Prepaid Services, and (d) revenues generated by JCAP providing the ADS Prepaid Services and the Other Prepaid Services shall be excluded from the Training Revenue defined in paragraph 2.01 hereof. Seller has the right to discontinue using JCAP to provide training services to ADP, by giving written notice to such effect to JCAP; in such event JCAP is only entitled to receive fees for services provided prior to the termination at the rate of $750.00 per day. The courseware to be used by JCAP in providing training services to ADS and others shall be considered part of the Assets and is identified in Schedule A attached hereto.

         With respect to the Other Prepaid Training Services not yet provided by Train, the parties agree as follows: (i) upon the request of Train, JCAP will perform the training services which have been prepaid by the other former clients of Train and which Train remains obligated to provide, and (ii) the amount of compensation payable by Train to JCAP for providing such training services must be mutually acceptable toTrain and JCAP.

4.04     CHANGE OF CORPORATE NAME.

         (a) On or before April 15, 2001, DCRI and Train agree to amend Train's Articles of Incorporation to change its change its corporate name so that it no longer contains the words "Train" or "USA" or any confusingly similar words, and to provide JCAP with reasonable written evidence of having done so.

         (b) Train agrees to execute, acknowledge and deliver to JCAP a Statement of Abandonment of Use of Assumed Name in the form and substance acceptable to JCAP.

4.05 TAX PRORATIONS. There shall be prorated between Seller and JCAP, on the basis of a 365-day year as of the Effective Date, all taxes and assessments levied or relating to the Assets for the year 2001. DCRI and Train each agrees to reimburse JCAP on demand for their prorated share of taxes and assessments upon presentation of evidence of the amount thereof.

4.06 HEALTH INSURANCE. Seller agrees to maintain, at its sole cost, health for insurance coverage for the period from January 1, 2001 through February 28, 2001 for all JCAP's employees with coverages and benefits which are at least equal to or better than those which were in effect as of December 31, 2000.

4.07 DCRI AGREEMENT. As of the Effective Date, the DCRI Agreement shall automatically terminate and thereupon and thereafter be null, void and of no further force and effect; PROVIDED, HOWEVER, that DCRI agrees to pay JCAP the sum of $12,500.00 pursuant to the DCRI Agreement on or before June 30, 2001.

4.08 EMPLOYMENT AGREEMENT. AS of the Effective Date, the Employment Agreement (including, without limitation, the provisions concerning nonsolicitation, noncompetition and nondisclosure) shall automatically terminate and thereupon and thereafter be null, void and of no further force and effect.

                    ARTICLE 5: REPRESENTATIONS AND WARRANTIES

5.01 SELLER. As a material inducement to JCAP to execute this Agreement and to perform its obligations under this Agreement, DCRI and Train each represents and warrants to JCAP that


ASSETS PURCHASE AGREEMENT              4
each of the following is true and correct:

         (a) DCRI and Train each is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. DCRI and Train each has the requisite corporate power and authority to own, lease and operate the Business (including, without limitation, the Assets) and to carry on the Business as now conducted.

         (b) DCRI and Train each has the full right, power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by DCRI and Train, and constitutes the legal, valid and binding obligation of DCRI and Train, enforceable against them in accordance with its terms.

         (c) Train has good and marketable title to the Assets, free and clear of all liens, security interests, claims, encumbrances, covenants, conditions or restrictions.

5.02 JCAP. As a material inducement to DCRI and Train to execute this Agreement and to perform their obligations under this Agreement, JCAP represents and warrants to DCRI and Train that the following is each true and correct:

         (a) JCAP is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. JCAP has the requisite corporate power and authority to own, lease and operate its properties.

         (b) JCAP has the full right, power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by JCAP. This Agreement constitutes the legal, valid and binding obligation of JCAP, enforceable against in accordance with its terms.

                           ARTICLE 6: INDEMNIFICATION

6.01 SELLER. DCRI and Train jointly and severally agree to indemnify and hold JCAP harmless from all claims, suits, losses, actions, damages, liabilities, costs and expenses (including, without limitation, the costs of litigation and reasonable attorneys' fees) of every kind or character whatsoever asserted against or incurred by JCAP arising directly or indirectly out of: (a) the ownership, maintenance and/or operation of the Assets prior to Effective Date; (b) breach of any representation or warranty made by DCRI or Train contained in this Agreement; and (c) the failure of DCRI or Train to perform any obligation required of either of them under this Agreement or any agreement executed in connection with this Agreement.

6.02 JCAP. JCAP agrees to indemnify and hold DCRI and Train harmless from all claims, suits, losses, actions, damages, liabilities, costs and expenses (including, without limitation, the costs of litigation and reasonable attorneys' fees) of every kind or character whatsoever asserted against or incurred by DCRI or Train arising directly or indirectly out of: (a) the ownership, maintenance and/or operation of the Assets after Effective Date;
(b) breach of any representation or warranty made by JCAP contained in this Agreement; and (c) the failure of JCAP to perform any obligation required of it under this Agreement or any agreement executed in connection with this Agreement.

                        ARTICLE 7: RESTRICTIVE COVENANTS

7.01     NONCOMPETITION.

         (a) DCRI and Train jointly and severally agree and covenant to JCAP, that for three (3) years immediately after the Effective Date, neither of them shall, without the prior written consent of JCAP, directly or indirectly solicit the training services business of any of the former or current Clients of Train, as long as Royalty payments to Seller are being generated on a consistent basis by those clients.

         (b) JCAP and Ploof jointly and severally agree and covenant that, for three (3) years


ASSETS PURCHASE AGREEMENT              5
following the Effective Date, neither JCAP nor Ploof shall, without the prior written consent of Seller, directly or indirectly, (a) solicit for employment or hire any individual who is or was an employee, agent or contractor of Seller (excluding any present or former employees of Train unless such individuals hereafter become an employee of DCRI or one of its subsidiaries other than Train) or any of its subsidiaries, during a period of two (2) months before the date a person is hired by JCAP or Ploof, or (b) use any of the confidential information related to the staffing and recruiting business of DCRI and its subsidiaries and affiliates.

                               ARTICLE 8: GENERAL

8.01 AMENDMENT. This Agreement may not be amended in any way except by a written document signed by DCRI, Train and JCAP. No evidence of any amendment shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties relating to this Agreement unless such amendment is in a written document signed by DCRI, Train and DCRI.

8.02 ATTORNEY'S FEES. If any action at law, in equity or arbitration, is brought to enforce, defend or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs and expenses reasonably incident to such action, in addition to any other relief which may be awarded.

8.03 COMPUTATION. In determining a period of time prescribed by this Agreement, the day of the act or event after which the designated period begins to run is not to be included. The last day of the period so computed is to be included, unless it is a Saturday, Sunday or legal holiday in the United States of America or the State of Texas, in which event the period of time runs until the end of the next day which is not a Saturday, Sunday or legal holiday in the United States of America or the State of Texas.

8.04 CONSTRUCTION. Whenever used herein, and the context requires it, the singular and plural numbers shall each include the other, and the masculine, feminine and neuter gender shall each include the other.

8.05 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

8.06 ENTIRE AGREEMENT. This Agreement (and all documents attached to or incorporated into this Agreement): (a) integrates all the terms and conditions mentioned in or incidental to this Agreement; (b) supersedes all oral negotiations and prior writing with respect to their subject matter; and
(c) is intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms and conditions agreed to by the parties. No representation, understanding, promise, warranty, agreement, or arrangement, oral or written, express or implied, and no usage of trade or course of dealing shall be enforceable against either party unless it is contained in this Agreement, and no evidence thereof shall be admissible in any action relating hereto.

8.07 EXPENSES. DCRI, Train and JCAP shall each pay its own expenses incurred in connection with the negotiation and execution, and closing of this Agreement and the transactions contemplated hereunder.

8.08 FURTHER ASSURANCES. Each party to this Agreement agrees after the Effective Date to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement and to consummate the transactions contemplated by this Agreement


ASSETS PURCHASE AGREEMENT              6

8.09 GOVERNING LAW AND VENUE. This Agreement shall be governed by and interpreted under the laws of the State of Texas (except as to its principles of conflicts of laws), shall be deemed exclusively performable in Dallas County, Texas, and venue of any dispute relating to this Agreement shall be exclusively in Dallas County, Texas.

8.10 HEADINGS. Headings use in this Agreement are for convenience of reference only, do not form part of this Agreement, and do not modify or construe the meaning or intent of the parties.

8.11 INUREMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their personal representatives, estates, legatees, devisees, successors and permitted assigns.

8.12     NOTICES.

         (a) All notices permitted or required under this Agreement shall be sufficient only if in writing and delivered as follows: (1) by personal or overnight express delivery, with charges paid by the sender; (2) U.S. Mail, postage prepaid, certified mail, return receipt requested; or (3) facsimile, if the contents of the facsimile are promptly confirmed in the manner provided in paragraph 8.15 (a) (1) or (2).

         (b) If a notice is served by personal or overnight express delivery or facsimile, it shall be deemed received upon the earlier to occur of (1) actual receipt, or (2) if delivery is attempted and refused, upon such refusal. If a notice is served by mail, it shall be deemed received upon the earlier to occur of (1) actual receipt, (2) three (3) days after deposited at a post office or official depository under the care and custody of the United States Postal Service, or (3) if delivery is attempted and refused, upon such refusal.

         (c) Notices shall be delivered to the following address, whichever is applicable:

                  (1)  If to JCAP or Ploof:

                  1500 Thames Drive
                  Plano, Texas 75075-2735
                  Attention: Christine L. Ploof

                  With a copy to:

                  Fischer & Sanger
                  5956 Sherry Lane, Suite 1204
                  Dallas, Texas 75225
                  Attention: Laurence S. Sanger

                  (2)  If to Train:

                  Train International, Inc.
                  12801 N. Central Expressway, Suite 500
                  Dallas, Texas 75243
                  Attention: Secretary

                  With a copy to:

                  Dooley & Rucker P.C.
                  4245 N. Central Expressway, Suite 320
                  Dallas, Texas 75205
                  Attention: Jarrell B. Ormand, Esq.

                  (3) If to DCRI:


ASSETS PURCHASE AGREEMENT              7

                  Diversified Corporate Resources, Inc.
                  12801 North Central Expressway, Suite 350
                  Dallas, Texas 75243
                  Attention: Anthony G. Schmeck, Jr., Treasurer

                  With a copy to:

                  Dooley & Rucker P.C.
                  4245 N. Central Expressway, Suite 320
                  Dallas, Texas 75205
                  Attention: Jarrell B. Ormand, Esq.

         (d) Addresses for notice may be changed only by written notice given in accordance with the provisions of paragraph 8.14 at least three (3) business days before the intended effective date of such change.

8.13 RULE OF CONSTRUCTION. The parties agree that the rule of construction to the effect that any contractual ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

8.14 SURVIVAL. All covenants, representations, warranties and agreements made by any party in this Agreement or in connection with the transactions contemplated hereby shall survive the Effective Date and the delivery of any instrument of conveyance. Notwithstanding any right of JCAP to investigate the affairs of DCRI and Train, and notwithstanding any knowledge of facts determined or determinable by JCAP under the investigation or right to investigate, JCAP may fully rely on the representations, warranties and covenants made to JCAP in this Agreement and on the accuracy of any document, certificate or exhibit given or delivered to JCAP under this Agreement. Knowledge by an agent of JCAP of any facts not otherwise disclosed in this Agreement or in any document, certificate or exhibit delivered to JCAP under this Agreement, shall not constitute a defense by DCRI and Train for indemnification of JCAP under Article 8 or for any claim for misrepresentation or breach of any warranty, agreement or covenant under this Agreement or any document, certificate or exhibit delivered to JCAP under this Agreement.

8.15 THIRD PARTY RIGHTS. Except as may be specifically provided in this Agreement, the provisions of this Agreement shall not entitle any party who is not a signatory to it to any rights as a third party beneficiary, or otherwise, it being the specific intention of the parties hereto to preclude all non-signatory parties from any third party beneficiary rights or any other rights whatsoever.

8.16 WAIVER. No waiver of any term, condition or right under this Agreement shall be effective unless it is in writing and signed by the party to be charged. No waiver of any term, condition or right under this Agreement shall constitute or imply a subsequent or other waiver of the same or any other term, condition or right under this Agreement.

         Dated and effective as of February 1, 2001, but actually executed the ____day of March, 2001.

TRAIN:                                       DCRI:

TRAIN INTERNATIONAL, INC.,                   DIVERSIFIED CORPORATE
                                             RESOURCES, INC.,


By:                                          By:
  -----------------------------------           -------------------------------
  Anthony G. Schmeck, Jr.,                      Anthony G. Schmeck, Jr.,
  Treasurer                                     Treasurer



                                             JCAP:



ASSETS PURCHASE AGREEMENT              8

                                             JACP, INC.,


                                             By:
                                                -------------------------------
                                                Christine L. Ploof, President


                                             PLOOF:

                                                -------------------------------
                                                Christine L. Ploof










ASSETS PURCHASE AGREEMENT              9